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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement of AES Gener S.A. and subsidiaries on Form F-4 of our report dated January 23, 2004 except for Notes 7, 24, 35, 36 and 37 I a and b), v), II a 1) b), f) and k), for which the date is March 12, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to: 1) the application of Chilean GAAP and the restatement discussed in Note 35(a) related to the tax deductible net loss for years 2001 and 2002 and the modification discussed in Note 35(b) related to the omission of disclosure of certain derivative instruments (treasury lock agreements) and their reduction in value after January 1, 2004; 2) the differences between accounting principles generally accepted in Chile and accounting principles generally accepted in the United States of America; and 3) the restatements discussed in notes 37I(b) related to the remeasurement effect relating to a change in the functional currency and the mark-to-market adjustment for certain derivative instruments) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the heading "Experts" in such Prospectus.

Deloitte & Touche, Sociedad de Auditores y Consultores, Limitada

Santiago, Chile
August 13, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM